Exhibit 10.10

COINSURANCE AGREEMENT

Effective October 1, 2003

between

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

of

Lancaster, PA,

hereinafter referred to as the “REINSURED”, and

LONDON LIFE REINSURANCE COMPANY

of

Blue Bell, Pennsylvania,

hereinafter referred to as the “REINSURER”

A. RECITALS

The REINSURED desires to cede, and the REINSURER desires to accept, reinsurance of certain policies (“the Business”) as specified in this Agreement, subject to the terms and conditions set forth herein.

B. REINSURANCE COVERAGE

1.	The Business issued by the REINSURED on the forms listed in Schedule I shall be reinsured with the REINSURER automatically in accordance with the REINSURED’S underwriting rules applicable to such policies.

2.	The reinsurance shall cover the quota share of the policies as specified in Schedule II. All benefits provided by the policies shall be reimbursed hereunder in the portion specified in Schedule II.

3.	The liability of the REINSURER shall begin simultaneously with that of the REINSURED but in no event prior to the effective date of this Agreement. No Business shall be reinsured under this Agreement unless it is newly issued by the REINSURED (or in the case of group contracts, renewed by the REINSURED) after the Effective Date of this Agreement. Reinsurance with respect to any policy shall not be in force and binding unless the insurance issued directly by the REINSURED is in force and unless the issuance and delivery of such insurance constituted the doing of business in a state of the United States of America (including the District of Columbia) in which the REINSURED was properly licensed.

4.	Reinsurance under this Agreement shall be on the modified coinsurance plan and shall follow the forms of the REINSURED.

5.	The reinsurance under this Agreement with respect to any policy shall be maintained in force without reduction so long as the liability of the REINSURED under such policy reinsured hereunder remains in force without reduction, unless reinsurance is terminated or reduced as provided herein,

C. PLACING REINSURANCE IN EFFECT

Reinsurance shall become effective simultaneously with the liability of the REINSURED, provided however, that the REINSURED shall give notification of such reinsurance to the REINSURER simultaneously with the quarterly reconciliation described in Section F, paragraph 4.

D. PAYMENTS BY REINSURED

1.	The REINSURED shall pay the REINSURER reinsurance premiums equal to the REINSURER’s quota share of the gross contributions or premiums the REINSURED receives on the policies on and after the effective date of this Agreement.

2.	The REINSURED shall pay to the REINSURER the absolute value of any negative Modified Coinsurance Adjustment as described in Schedule III.

3.	The REINSURED shall pay to the REINSURER the Risk Charge as specified in Section G.

E. PAYMENTS BY REINSURER

1.	Benefits. The REINSURER shall pay to the REINSURED the REINSURER’s quota share of all benefits paid, without deduction for reserves (after taking into account surrender charges, if any) on the Business REINSURED.

2.	Policy Expense Allowances. The REINSURER shall pay the REINSURED the allowances and expense reimbursements as defined in Schedule IV on the REINSURER’s quota share of the policies. These allowances and expense reimbursements shall be netted on a quarterly basis from cash flow, if sufficient, before the balance is transferred to the REINSURER, If insufficient, the REINSURER shall be billed for the net amount due.

3.	Experience Refund. The REINSURER shall pay the REINSURED the Experience Refund as defined in Schedule V.

4.	Modified Coinsurance Adjustment. The REINSURER shall pay to the REINSURED any positive Modified Coinsurance Adjustment as described in Schedule III.

F. TERMS OF REINSURANCE

1.	Amounts Due REINSURED or REINSURER. Except as otherwise specifically provided herein, all amounts due to be paid to the REINSURER or the REINSURED shall be determined on a net basis as of the last day of the calendar quarter to which such amount is attributable. All amounts shall be due as of such date. The payment of such amounts shall be submitted in accordance with the provisions of Section F, paragraph 4. After the Initial Settlement, all settlements of account between the REINSURER and the REINSURED shall be made in cash or its equivalent.

2.	Proprietary Information. During the course of performance under this Agreement, the REINSURER and its agents, employees, affiliates and representatives may obtain or have access to certain proprietary information of the REINSURED, including particularly, but without limitation, the identities of, and personal information concerning, the policyholders under the reinsured policies (“Proprietary Information”). The REINSURER covenants as follows with respect to the Proprietary Information:

(a)	The REINSURER will, and will cause its agents, employees, affiliates and representatives to, (i) keep the Proprietary Information strictly confidential; (ii) use the Proprietary Information only as necessary to carry out the terms and conditions of this Agreement; and (iii) not disclose such information to others without the prior consent of the REINSURED, except as may be required by law.

(b)	The REINSURER will permit disclosure of Proprietary Information only to those agents, employees and representatives of the REINSURER who require such for purposes of this Agreement and who have been advised of, and have agreed to be bound by, the terms of this section.

3.	Privacy. In the course of its performance under this Agreement, the REINSURER will obtain from the REINSURED and other sources personal or privileged information about individuals collected or received in connection with insurance transactions. The REINSURER agrees to maintain the confidentiality of such information in accordance with applicable law and not to redisclose such information further without the individual’s written authorization, unless such disclosure is otherwise not prohibited by law. In all aspects of its performance under this Agreement, the REINSURER will comply with all applicable laws, rules and regulations pertaining to the confidentiality of non-public Policyholder personal financial and personal health information including, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801—6827; the Health Insurance Portability and Accountability Act (“HIPAA”), Act of 1996, Pub. L. 104-91; the HIPAA privacy regulations; and any other applicable state or federal privacy rules or regulations.

4.	Payment Dates.

(a)	At the end of each calendar quarter, the REINSURED shall notify the REINSURER of an estimate of net cashflow payable for that quarter. Within ten (10) days after such notification, the payment shall be made by the party owing the other.

(b)	Not later than twenty-five (25) days after the end of each calendar quarter, the REINSURED shall submit to the REINSURER a Periodic Report substantially in accord with Schedule VI. No Periodic Report shall be submitted for any calendar quarter in which no cashflows were paid to either party, or only the risk charge was paid for the quarter.

(c)	If there is no disagreement or dispute regarding the contents of the Periodic Report, any amounts indicated in the Periodic Report as due either party and not already paid shall be paid by the other party not later than five (5) days after the receipt of the Periodic Report.

(d)	Not later than thirty (30) days after the end of each calendar year, the REINSURED shall submit to the REINSURER an Annual Report substantially in accord with Schedule VII.

In the event that actual numbers are not available, reasonable estimates will be used and appropriate adjustments will be made within 30 days or in the next quarterly or annual report, whichever is sooner.

5.	Section 1.848-2(g)(8) Election. If the Business reinsured hereunder includes for U.S. Federal Income Tax purposes Specified Insurance Contracts pursuant to Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the REINSURED and the REINSURER, with respect to this Agreement, agree to make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 28, 1992 under Section 848 of the Internal Revenue Code of 1986. The specifics of this election are set forth in Schedule VIII.

6.	Offset. The REINSURER and the REINSURED shall have recoupment rights and shall have the rights of offset as described hereunder.

(a)	It is recognized and mutually intended that the rights of offset under this Agreement are broad and extend to mutual debts and credits owed between the named parties to this Agreement. It is further recognized, mutually intended and agreed that amounts owed by and due to the REINSURED and amounts owed by and due to the REINSURER under this Agreement shall be subject to offset, and shall be deemed mutual debts and credits with respect to, amounts owed by and due to the REINSURED and amounts owed by and due to London Life International Reinsurance Corporation (“LondonRe”) under that certain Stop Loss Reinsurance Agreement (“Stop Loss Agreement”) between the REINSURED and LondonRe of even date herewith. The REINSURER and LondonRe (together, the “London Life Companies”) are affiliates, and the parties to this Agreement intend that all amounts owing between the REINSURED, on the one hand, and either of the London Life Companies, on the other, under this Agreement or the Stop Loss Agreement shall be deemed mutual debts and credits for purposes of this Section 6.

(b)	Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred in favor of or against either the REINSURED or the London Life Companies with respect to this Agreement, the Stop Loss Agreement or with respect to any other claim of one party against the other, are deemed mutual debts or credits, as the case may be, and only the balance shall be allowed or paid. This provision shall not be affected by the insolvency of either party to this Agreement.

(c)	If one of the parties to this Agreement is placed in liquidation, receivership or rehabilitation or is otherwise declared impaired or insolvent, offset shall be allowed as set forth above, and any amount or amounts due or to become due under this Agreement or under the Stop Loss Agreement or under any other agreement accruing from obligations incurred or loss events or occurrences taking place prior to the appointment of a liquidator, receiver or rehabilitator or to a declaration of impairment or insolvency, or after such appointment or declaration, shall be deemed mutual in time and capacity and such debts and credits shall be offset against one another whether the balances due or to become due are on account of premiums or losses (including, but not limited to paid losses and loss reserves) or otherwise.

G. RISK CHARGE

The REINSURED shall pay to the REINSURER a Risk Charge at the end of each calendar quarter. The Risk Charge is equal to the greater of a.)$30,000 and b.) 25% (0.25) times the product of (i) 0.0024 and (ii) Annualized Premium. The term “Annualized Premium” means the aggregate annualized premium payable to the REINSURED under the insurance policies that are (a) in-force as of the Adjustment Date and (b) reinsured under this Agreement.

H. CLAIMS. LITIGATION. COVERED EXPENSES AND ADJUSTMENTS

1.	Covered Expenses. Any Covered Expenses incurred by the REINSURED in defending or investigating a claim for policy liability or rescinding a policy reinsured hereunder shall be participated in by the REINSURER in the same proportion as its reinsurance bears to the total insurance under such policy.

(a)	For purposes of this Agreement, it is agreed that expenses, attorney’s fees, and interest imposed against the REINSURED and arising solely out of a settlement or a judgment rendered against the REINSURED in a suit for policy benefits reinsured hereunder shall be considered Covered Expenses.

(b)	In no event, however, shall the following categories of expenses or liabilities be considered for purposes of this Agreement as “Covered Expenses”:

(1)	routine investigative or administrative expenses; and

(2)	expenses, fees, settlements, or judgments arising out of or in connection with claims against the REINSURED for punitive or exemplary damages; and

(3)	expenses, fees, settlements, or judgments arising out of or in connection with claims made against the REINSURED and based on alleged or actual bad faith, or willful misconduct.

The REINSURER shall have no liability under this Agreement for expenses or liabilities described in the above subparagraphs (b) (1), (2) and (3).

2.	Litigation. If the REINSURED contests a claim which results in actual or threatened litigation, the REINSURED shall notify the REINSURER. The REINSURER may elect not to participate in the contest and pay its quota share of the liabilities on the policy being contested within 20 days of such notice. In such event, the REINSURED shall be solely responsible for the conduct of the litigation and for all expenses and liabilities incurred in connection with such claim and the REINSURER shall have no further liability or responsibility to pay or share in such expenses or liabilities. If the REINSURER elects to participate in the contest, the REINSURER will pay its quota share of the liabilities on the policy being contested including all regular and Covered Expenses.

(a)	In all cases, the REINSURED shall be solely responsible for the management of each and every claim or litigation arising out of or in connection with the policies reinsured hereunder, and shall have all power and authority to settle or dispute any claim and to direct the course of any such litigation. Consistent with the terms of this paragraph 2, REINSURER shall be bound by the terms of any such settlement or the outcome of any such litigation.

(b)	In the event REINSURED shall become aware of any actual or threatened litigation in which the claimant or adverse party is asserting direct liability of the REINSURER with respect to a policy reinsured hereunder, the REINSURED shall promptly notify REINSURER. The expenses incurred by the REINSURER with respect to such litigation shall be shared by the REINSURED in the same proportion as its quota share of the insurance liability under such policy.

I. ERRORS.

If either the REINSURED or the REINSURER shall fail to perform an obligation under this Agreement and such failure shall be the result of an error on the part of the REINSURED or the REINSURER, such error shall be corrected by restoring both the REINSURED and the REINSURER to the positions they would have occupied had no such error occurred; an “error” is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.

J. AUDIT OF RECORDS AND PROCEDURES

The REINSURER and the REINSURED, or their authorized representatives, may audit, inspect or examine any and all books, records, statements, correspondence, reports, bank accounts or any other documents that relate to the Risks Covered at the home office of the other party during regular business hours, provided that reasonable advance notice is given to the party to be audited. The audited party shall provide a reasonable work space and shall cooperate fully to disclose and produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. All expenses of conducting the audit shall be borne solely by the party conducting the audit other than those expenses incidental to cooperating with the audit and producing the requested materials.

K. ARBITRATION

1.	If the REINSURED and the REINSURER cannot mutually resolve a dispute which arises out of or relates to this Agreement, the dispute shall be decided through arbitration as set forth in Schedule IX. The arbitrators shall be impartial and shall base their decision on the terms and conditions of this Agreement. In the event that an interpretation of the terms and conditions of this Agreement does not explicitly dispose of an issue in dispute between the parties, then the arbitrators may base their decision on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from the arbitrators’ decision. Any court having jurisdiction over the subject matter and the parties may reduce the arbitrators’ decision to judgment.

2.	The parties intend this section to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1 et seq.), including any amendments to that Act which are subsequently adopted. The parties further intend that the issue of arbitrability of any dispute hereunder shall be resolved pursuant to the Federal Arbitration Act and federal court decisions construing the Federal Arbitration Act, and not pursuant to the law of any state. In the event that either party refuses to submit to arbitration as required by Paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this Section and to confirm and enforce the performance of any award of the arbitrators.

3.	Any arbitration proceedings under this Agreement shall be held in Philadelphia, Pennsylvania. The parties stipulate and agree to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania for any proceeding ancillary to this Agreement or any arbitration under this Agreement, and the parties agree to be subject to the personal jurisdiction of such court. In the event federal jurisdiction is unavailable, the parties then consent and agree to be subject to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania for any proceeding ancillary to this Agreement or any arbitration under this Agreement.

4.	The obligations of the parties to arbitrate disputes hereunder pursuant to this section shall survive the termination of this Agreement.

L. INSOLVENCY

1.

The portion of any risk or obligation assumed by the REINSURER, when such portion is ascertained, shall be payable on demand of the REINSURED at the same time as the REINSURED shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the REINSURER, on the basis of the liability of the REINSURED under the policies reinsured hereunder without diminution because of the insolvency of the REINSURED. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of the REINSURED, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the REINSURED by any court of competent jurisdiction or by any conservator, liquidator or statutory successor of the REINSURED having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

2.	The REINSURED’s conservator, liquidator, or statutory successor shall give the REINSURER written notice of the pendency of a claim against the REINSURED indicating the policy reinsured, within a reasonable time after such claim is filed, The REINSURER may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the REINSURER may deem available to the REINSURED, or its conservator, liquidator or statutory successor.

3.	Any expense incurred by the REINSURER pursuant to paragraph 2, above, shall be payable subject to court approval out of the estate of the REINSURED as part of the expense of conservation or liquidation to the extent of the REINSURER’s quota share of the benefit which may accrue to the REINSURED in conservation or liquidation, solely as a result of the defense undertaken by the REINSURER, Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the REINSURED.

M. PARTIES TO AGREEMENT

This is an agreement for indemnity reinsurance solely between the REINSURED and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the insured or the beneficiary under any policy reinsured hereunder, and the REINSURED shall be and remain solely liable to such insured or beneficiary under any such policy.

N. ASSIGNMENT

None of the rights and obligations under this Agreement may be assigned by either the REINSURED or the REINSURER, without the prior written consent of the other party.

O. EFFECTIVE DATE

The effective date of this Agreement is 12:01 a.m., October 1, 2003.

P. DURATION OF AGREEMENT

1.	Except as otherwise provided herein, this Agreement shall be unlimited in duration.

2.

The REINSURER may elect to terminate this Agreement with respect to new policies and with respect to newly renewing group contracts at any time by giving the REINSURED not less than ninety (90) days prior written notice of its intent to terminate. For further clarification, any business subject to this Agreement that is issued or renewed by the REINSURED from the time notice is given until the Termination Date shall be reinsured under this Agreement, and any business reinsured as of the Termination Date shall remain reinsured under this Agreement until the earliest of the date the underlying business is terminated or the next renewal date for such business following the Termination Date.

3.	The REINSURED shall have the right to terminate this Agreement and recapture the reinsured business hereunder at any time. However, if the REINSURED terminates this Agreement prior to October 1, 2004, the REINSURED shall pay to the REINSURER a termination fee equal to $60,000 less one-half (1/2) the sum of the Risk Charges that have been paid to the REINSURER under this Agreement. Upon recapture, a terminal accounting and settlement shall take place, and any assets in the Trust described in Section R shall be released to the REINSURED.

4.	Notwithstanding paragraph 2, the REINSURER shall have the right to terminate this Agreement immediately (with regard to new business and renewals) with no prior notice if the REINSURED’s A.M. Best rating falls below B or its surplus falls below one hundred and fifty percent (150%) of the company action level RBC, or if it is made the subject of regulatory action. For further clarification, any business reinsured as of the Termination Date shall remain reinsured under this Agreement until the earliest of the date the underlying business is terminated or the next renewal date for such business following the Termination Date.

5.	The termination of this Agreement or of the reinsurance in effect under this Agreement shall not extend to or affect any of the rights or obligations of the REINSURED and the REINSURER applicable to any period prior to the effective date of such termination. In the event that, subsequent to the termination of this Agreement, an adjustment is made necessary with respect to any accounting hereunder, a supplementary accounting shall take place. Any amount owed to either party by reason of such supplementary accounting shall be paid promptly upon the completion thereof.

Q. TRUST AGREEMENT

1.	The REINSURED shall enter into a trust agreement with the REINSURER and a duly qualified bank (“TRUSTEE”) as trustee, pursuant to which the REINSURED shall establish a trust account with TRUSTEE with the REINSURER as beneficiary. The bank shall be subject to the prior approval of the REINSURER, which approval shall not be unreasonably withheld.

2.	The REINSURED shall maintain assets in the trust such that the market value of the assets in the trust (“Reported Trust Balance”) is at least equal to 105% of the statutory reserves on the Business reinsured (“Required Trust Balance”).

(a)

Each Quarterly Periodic Report (Schedule VI) and each Annual Report (Schedule VII) shall provide the REINSURER with a statement calculating (i) the statutory reserves that the REINSURED is required to hold on account of the Business as of the quarter-end date as of which the report is rendered (“Valuation Date”), without giving effect to the reinsurance provided under this Agreement, (ii) the Required Trust Balance based on that report, and (iii) the Reported Trust Balance as of the Valuation Date.

(b)	If a Quarterly Periodic Report or an Annual Report shows that the Required Trust Balance exceeds the Reported Trust Balance, the REINSURED shall immediately make a deposit to the Trust Account as required to eliminate the deficiency, with a written report of the deposit contemporaneously being provided to the REINSURER.

(c)	If a Quarterly Periodic Report or an Annual Report shows that the Reported Trust Balance exceeds the Required Trust Balance, the REINSURED may withdraw an amount equal to the excess.

3.	The REINSURED shall be responsible to pay for all trustee/custodial fees paid for the trust account.

4.	The assets in the trust account may be withdrawn by the REINSURED only as follows:

(a)	To pay the REINSURED amounts due under Section Q, 2(c).

(b)	Upon termination of this Agreement.

5.	The assets in the trust account may be withdrawn by the REINSURER to reimburse the REINSURER for amounts owed to it by the REINSURED hereunder if such amounts are not paid upon demand in accordance with the terms and conditions of this Agreement. Withdrawals under this section shall be limited to an amount equal to the amounts due and unpaid (following demand on the REINSURED) under this Agreement.

6.	Transfer to the REINSURER by the trustee of the assets withdrawn from the trust account pursuant to Subparagraphs 5 above, shall constitute payment by the REINSURED pursuant to this Agreement and shall discharge the REINSURED of the obligation which gave rise to the withdrawal, provided however, the REINSURED may later contest whether it had failed to reimburse or pay the REINSURER as required by this Agreement.

R. INTEGRATION

This Agreement, together with the Trust Agreement and the Stop Loss Agreement (collectively, the “Definitive Agreements”), constitutes the entire agreement between the REINSURED and the REINSURER with respect to the Business being reinsured hereunder. The Definitive Agreements supersede any prior oral or written agreements with respect to the Business being reinsured hereunder other than as expressed in the Definitive Agreements. Any change or modification to this Agreement shall be null and void unless made by amendment to the Agreement signed by both the REINSURED and the REINSURER.

S. INTERMEDIARY

D.W. Van Dyke and Company is hereby recognized as the Intermediary by whom this Agreement was negotiated. All payments shall be made by direct wire transfer from the party owing such sum to the party to whom the payments are due, it being understood and agreed that D.W. Van Dyke and Company shall simultaneously be provided with copies of all correspondence, statements, or other verification of remittances made, which pertain to or may accompany such payments between the parties.

It is further recognized, stipulated and agreed by the parties hereto that the Reinsurer shall be solely liable for the payment of any and all amounts due D.W. Van Dyke and Company for its service as Intermediary under this Agreement; that the Reinsurer shall have no right to collect such amount from the Reinsured, however described or denominated; and that the Reinsurer shall indemnify, defend and hold the Reinsured harmless from and against any claim by D.W. Van Dyke for any such payment.

SIGNATURE PAGE TO COINSURANCE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

EDUCATORS MUTUAL LIFE INSURANCE COMPANY		LONDON LIFE REINSURANCE COMPANY

By:		By:
Title:	President & CEO	Title:	President & CEO

SCHEDULE I

Business Reinsured

•	All group insurance policies first written by the REINSURED on or after the Effective Date and all group insurance policies renewed by the REINSURED on or after the Effective Date.

•	Should the REINSURED acquire business from another company which would otherwise be subject to this Agreement and the statutory reserves on such business exceed 10% of the statutory reserves on the business reinsured under this Agreement, the REINSURED shall give the REINSURER written notice of such purchase. The REINSURER shall have the right to decline any such business by giving written notice of its intent not to cover the business within 10 days of notice of the purchase from the REINSURED.

SCHEDULE II

Amount Of Reinsurance

The quota share amount of reinsurance under this Agreement shall be 100%.

SCHEDULE III

Modified Coinsurance Adjustment

•	The Modified Coinsurance Adjustment shall be computed quarterly (in addition to any terminal adjustments) according to the following:

•	Modco Reserves at the end of the current calendar quarter

•	Minus the Modco Reserves at the beginning of the current quarter

•	Minus Modco Investment Income as defined below.

•	With respect, however, to the first Accounting Period as of the effective date of this Agreement, the “Modco Reserves at the beginning of the current Accounting Period” shall be equal to zero (0).

•	In the Accounting Period in which termination of this Agreement occurs, the “Modco Reserves at the end of the current Accounting Period”, shall be equal to zero (0).

•	Modco Investment Income is equal to the actual investment income earned during the quarter by the assets held in the trust account described in Section Q.

•	Modco Reserves are equal to the REINSURER’s quota share of the statutory reserves on the Business reinsured under this Agreement.

SCHEDULE IV

Allowances And Expense Reimbursements

•	There are no expense allowances or expense reimbursements.

SCHEDULE V

Experience Refund

1.	Reinsurance Premiums plus

2.	Investment Income on Trust assets less

3.	Expense Allowance less

4.	Benefits plus

5.	Statutory Reserve on Business REINSURED beginning of current Quarter less

6.	Statutory Reserve on Business REINSURED end of current Quarter equals

7.	Experience Refund

The Experience Refund equals the greater of this calculation or zero.

Any positive Experience Refund is due to the REINSURED by the REINSURER.

SCHEDULE VI

Quarterly Periodic Report

Due REINSURER

•	Premiums Ceded

Due REINSURED

•	Benefits Ceded

•	Allowances and Expense Reimbursements (Per Schedule IV)

•	Issue Expense Allowance

•	Commission Reimbursement

•	Yearly Maintenance Allowance

•	Premium Tax Reimbursement

•	Experience Refund

•	Informational Reports

•	Reserve Report

SCHEDULE VII

Annual Report

The annual report shall provide reserve and in-force detail as may be required to complete the Pennsylvania prescribed life and health annual statement.

SCHEDULE VIII

DAC Tax

The REINSURED and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1992 and for all subsequent taxable years for which this Agreement remains in effect.

The term “party” will refer to either the REINSURED or the REINSURER as appropriate.

The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect December 1992.

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l).

Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

The REINSURED will submit a schedule to the REINSURER by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the REINSURED stating that the REINSURED will report such net consideration in its tax return for the preceding calendar year.

The REINSURER may contest such calculation by providing an alternative calculation to the REINSURED in writing within 30 days of the REINSURER’s receipt of the REINSURED’s calculation. If the REINSURER does not so notify the REINSURED, the REINSURER will report the net consideration as determined by the REINSURED in the REINSURER’S tax return for the previous calendar year.

If the REINSURER, contests the REINSURED’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternative calculation. If the REINSURED and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

SCHEDULE IX

Arbitration Schedule

It is the intention of the parties that customs and usages of the business of reinsurance shall be given in full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. A dispute or difference between the parties with respect to the operation or interpretation of the Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of the strict law.

The court of arbitration shall consist of three arbitrators who must be current or retired officers of life insurance companies other than the parties to this Agreement or their affiliates or subsidiaries. The REINSURED shall appoint one arbitrator and the REINSURER the second. These two arbitrators shall then select the third arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be made by the AIDA Reinsurance and Insurance Arbitration Society.

The arbitrators shall decide by a majority of votes. The award of the arbitrators shall be final, binding and nonappealable, and judgment thereon may be entered by any court of competent jurisdiction. The parties shall be responsible for the fees and expenses of their respective party-appointed arbitrators and shall share equally the fees and expenses of the umpire and the facility and reporting costs of the proceedings; provided however, the arbitrators shall have the reserved authority to charge one party’s reasonable costs (in whole or in part) to the other if it is made to appear that the party to be charged engaged in bad faith, dilatory or otherwise vexatious conduct in the prosecution or defense of the proceedings.